Exhibit 99.1

Bristol Myers Squibb Reports Fourth Quarter and Full-Year Financial Results for 2022
•Reports Fourth Quarter Revenues of $11.4 Billion; Full-Year Revenues of $46.2 Billion
◦Fourth Quarter Revenues from In-Line Products and New Product Portfolio were $9.0 Billion, an Increase of 7%, or 12% When Adjusted for Foreign Exchange
◦Full-Year Revenues from In-Line Products and New Product Portfolio were $35.4 Billion, an Increase of 9%, or 13% When Adjusted for Foreign Exchange
•Posts Fourth Quarter GAAP EPS of $0.95 and Non-GAAP EPS of $1.82; Includes Net Impact of ($0.01) Per Share for GAAP and Non-GAAP EPS Due to Acquired IPRD Charges and Licensing Income
•Reports Full-Year GAAP EPS of $2.95 and Non-GAAP EPS of $7.70; Includes Net Impact of ($0.24) Per Share for GAAP and Non-GAAP EPS Due to Acquired IPRD Charges and Licensing Income
•Provides GAAP and Non-GAAP Financial Guidance for 2023 Reflecting Continued Revenue and Earnings Growth

(NEW YORK, February 2, 2023) – Bristol Myers Squibb (NYSE:BMY) today reports results for the fourth quarter and full year of 2022, which reflect robust growth of the in-line and new product portfolios, driven by strong commercial execution and continued progress of the company's pipeline.

“2022 was a successful year for our company, one of significant clinical and regulatory achievements that broadened our product portfolio and advanced our pipeline,” said Giovanni Caforio, M.D., board chair and chief executive officer, Bristol Myers Squibb. “We are especially proud to have launched three first-in-class medicines that address serious unmet medical needs for patients. Our financial strength, talented workforce and proven ability to execute will enable us to continue to progress our pipeline and invest in future sources of innovation. With a younger and more diversified portfolio, promising mid-to-late stage registrational assets and a deep early-stage pipeline, I am confident that the company is well positioned for multiple waves of innovation that will support long-term growth.”

Fourth Quarter
$ amounts in millions, except per share amounts	2022	2021	Change	Change
				Excl. F/X**
Total Revenues	$11,406	$11,985	(5)%	(1)%
Earnings Per Share - GAAP*	0.95	1.07	(11)%	N/A
Earnings Per Share - Non-GAAP*	1.82	1.84	(1)%	N/A

* GAAP and non-GAAP earnings per share include the net impact of Acquired IPRD charges and licensing income of ($0.01) per share in the fourth quarter of 2022 and 2021.
** See "Use of Non-GAAP Financial Information."

Full Year
$ amounts in millions, except per share amounts	2022	2021	Change	Change
				Excl. F/X**
Total Revenues	$46,159	$46,385	—	3%
Earnings Per Share - GAAP*	2.95	3.12	(5)%	N/A
Earnings Per Share - Non-GAAP*	7.70	7.16	8%	N/A

* GAAP and non-GAAP earnings per share include the net impact of Acquired IPRD charges and licensing income of ($0.24) per share in 2022 compared to ($0.40) per share in 2021.
** See "Use of Non-GAAP Financial Information."

FOURTH QUARTER FINANCIAL RESULTS

All comparisons are made versus the same period in 2021 unless otherwise stated.

•Bristol Myers Squibb posted revenues of $11.4 billion, a decrease of 5%, driven by recent LOE products (primarily Revlimid) and foreign exchange impacts, partially offset by in-line products (primarily Opdivo) and our new product portfolio (primarily Opdualag and Abecma). When adjusted for foreign exchange, revenues decreased 1%. Our in-line products and new product portfolio increased 7% to $9.0 billion, or 12% when adjusted for foreign exchange.
•U.S. revenues increased 5% to $7.9 billion. International revenues decreased 22% to $3.5 billion. When adjusted for foreign exchange, international revenues decreased 13%, primarily due to lower demand for Revlimid as a result of generic erosion, partially offset by in-line products (primarily Opdivo) and our new product portfolio.
•Gross margin decreased from 80.3% to 77.3% and decreased from 80.3% to 77.9% on a non-GAAP basis primarily due to product mix and higher manufacturing costs.

•On a GAAP and non-GAAP basis, marketing, selling and administrative expenses decreased 4% to $2.3 billion primarily due to foreign exchange.
•On a GAAP and non-GAAP basis, research and development expenses remained constant at $2.5 billion.
•Acquired IPRD expenses decreased from $89 million in 2021 to $52 million in 2022.
•Amortization of acquired intangible assets decreased 3% to $2.3 billion, due to expiration of Abraxane market exclusivity.
•Income tax benefit was $166 million despite pre-tax earnings of $1.9 billion primarily due to the release of income tax reserves. On a non-GAAP basis, the effective tax rate decreased from 15.1% to 10.9% primarily due to the release of income tax reserves, partially offset by jurisdictional earnings mix.
•The company reported net earnings attributable to Bristol Myers Squibb of $2.0 billion, or $0.95 per share, compared to $2.4 billion, or $1.07 per share. In addition to the items discussed above, the net earnings include the impact of fair value adjustments on equity investments in both periods.
•The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $3.9 billion, or $1.82 per share, compared to non-GAAP net earnings of $4.1 billion, or $1.84 per share.
•In addition to the items discussed above, the earnings per share results in 2022 include the impact of lower weighted-average common shares outstanding.

FOURTH QUARTER PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
	Quarter Ended December 31, 2022	Quarter Ended December 31, 2021	% Change from Quarter Ended December 31, 2021	% Change from Quarter Ended December 31, 2021 (Excl. F/X Impact)**
In-Line Products
Eliquis	$2,688	$2,671	1%	6%
Opdivo	$2,216	$1,988	11%	16%
Pomalyst/Imnovid	$877	$854	3%	6%
Orencia	$913	$864	6%	9%
Sprycel	$578	$555	4%	8%
Yervoy	$568	$545	4%	9%
Empliciti	$71	$81	(12)%	(7)%
Mature and Other Products*	$411	$441	(7)%	(2)%
Total In-Line Products Revenue	$8,322	$7,999	4%	9%
New Product Portfolio
Reblozyl	$199	$151	32%	34%
Abecma	$125	$69	81%	87%
Opdualag	$104	—	N/A	N/A
Zeposia	$79	$48	65%	69%
Breyanzi	$55	$40	38%	48%
Onureg	$37	$25	48%	52%
Inrebic	$23	$20	15%	15%
Camzyos	$16	—	N/A	N/A
Sotyktu	$7	—	N/A	N/A
Total New Product Portfolio Revenue	$645	$353	83%	87%
Total In-Line Products and New Product Portfolio Revenue	$8,967	$8,352	7%	12%
Recent LOE Products
Revlimid	$2,260	$3,328	(32)%	(31)%
Abraxane	$179	$305	(41)%	(39)%
Total Recent LOE Products Revenue	$2,439	$3,633	(33)%	(32)%
Total Revenue	$11,406	$11,985	(5)%	(1)%
*    Includes over-the-counter (OTC) products, royalty revenue and other mature products.
** See "Use of Non-GAAP Financial Information."

FOURTH QUARTER REVENUE HIGHLIGHTS

In-Line Products
Revenues for in-line products were $8.3 billion compared to $8.0 billion, representing an increase of 4%, or 9% when adjusted for foreign exchange. In-line products revenue was largely driven by:
•Eliquis revenues grew 1%, or 6% when adjusted for foreign exchange. U.S. revenues were $1.7 billion compared to $1.5 billion, representing an increase of 15% driven primarily by demand growth and favorable gross to net adjustments. International revenues were $970 million compared to $1.2 billion, representing a decrease of 17% driven by foreign exchange impacts and lower average net selling prices. When adjusted for foreign exchange impacts, Eliquis' international revenues declined 6%.
•Opdivo revenues increased 11%, or 16% when adjusted for foreign exchange. U.S. revenues were $1.3 billion compared to $1.1 billion, representing an increase of 13% driven by higher demand for our newer metastatic and adjuvant indications, partially offset by declining second-line eligibility across tumors and increased competition. International revenues were $951 million compared to $868 million, representing an increase of 10% driven by higher demand as a result of launches for additional indications and core indications and timing of shipments, partially offset by foreign exchange impacts. When adjusted for foreign exchange impacts, Opdivo's international revenues increased 20%.

New Product Portfolio
•New product portfolio revenues grew to $645 million compared to $353 million, representing growth of 83% driven by the launch of Opdualag and higher demand for Abecma and Reblozyl. Excluding foreign exchange, new product portfolio revenues grew 87%.

Recent LOE Products
•Revlimid revenues declined by 32% primarily due to lower demand as a result of generic erosion.

FOURTH QUARTER PRODUCT AND PIPELINE UPDATE

Hematology

Category	Asset	Milestone
Regulatory	Reblozyl®* (luspatercept)
The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has recommended approval of Reblozyl as a treatment for adult patients with anemia associated with non transfusion-dependent beta thalassemia. Reblozyl is being developed and commercialized through a global collaboration with Merck following Merck’s acquisition of Acceleron Pharma, Inc. in November 2021.

Breyanzi® (lisocabtagene maraleucel)
Japan’s Ministry of Health, Labour and Welfare approved Breyanzi for use in the second-line treatment of patients with relapsed or refractory large B-cell lymphoma regardless of whether autologous hematopoietic stem-cell transplantation is intended. The approval is based on the results of clinical trials in patients with relapsed or refractory aggressive B-cell non-Hodgkin lymphoma after first-line therapy, including global Phase III clinical trials (JCAR017-BCM-003) in patients intended for autologous hematopoietic stem-cell transplantation, Phase II clinical trials (017006) in the United States in patients not intended for autologous hematopoietic stem-cell transplantation, and cohort 2 of Phase II clinical trials (JCAR017-BCM-001) in Europe and Japan.

Clinical & Research	Breyanzi*
Positive topline results from the Phase 2 portion of the TRANSCEND CLL 004, a Phase 1/2, open-label, single-arm, multicenter study evaluating Breyanzi in adults with relapsed or refractory chronic lymphocytic leukemia or small lymphocytic lymphoma, showed that the study met the primary endpoint of complete response rate compared to historical control. No new safety signals were reported for Breyanzi in this study.

Reblozyl
Phase 3 COMMANDS trial met its primary endpoint, demonstrating a highly statistically significant and clinically meaningful improvement in red blood cell transfusion independence with concurrent hemoglobin increase in the first-line treatment of adults with very low-, low-, or intermediate-risk myelodysplastic syndromes who require red blood cell transfusions. No new safety signals were reported.

Pipeline	Multiple Myeloma Portfolio	In December, the company presented new data from across its multiple myeloma portfolio at the 64th American Society of Hematology Annual Meeting and Exposition, including:
Abecma(R) (idecabtagene vicleucel)
•Two first disclosures of Phase 2 KarMMa-2 trial evaluating Abecma, demonstrating durable responses and predictable safety in patients with multiple myeloma after early relapse from or suboptimal response to stem cell transplant.

alnuctamab
•First multicenter results from the Phase 1 study of bispecific TCE alnuctamab, administered subcutaneously every four weeks after six months, showed a reduction in inflammatory toxicity relative to intravenous administration, while maintaining anti-tumor activity with deep responses.

GPRC5D CAR T (BMS-986393/CC-95266)
•First disclosure of Phase 1 study for GPRC5D CAR T (BMS-986393/CC-95266) demonstrating deep and durable responses with a manageable safety profile across all dose levels, including patients previously treated with a B-cell maturation antigen-directed CAR T cell therapy.

mezigdomide
•First results from the dose expansion cohort of the Phase 1/2 study evaluating the novel oral CELMoD agent, mezigdomide with dexamethasone (DEX), showing durable efficacy and a manageable safety profile in patients who were highly refractory to multiple prior therapies.

iberdomide
•New results from a cohort with patients previously exposed to a BCMA-targeted therapy of iberdomide Phase 1/2 study, evaluating the novel oral CELMoD agent with DEX, demonstrating clinically meaningful efficacy and safety regardless of type of prior anti-BCMA treatment.

Immunology

Category	Asset	Milestone
Regulatory	SotyktuTM* (deucrava-citinib)
The CHMP of the EMA has recommended the approval of Sotyktu for the treatment of adults with moderate-to-severe plaque psoriasis. The CHMP recommendation will now be reviewed by the European Commission, which has the authority to approve medicines for the European Union.

Clinical & Research	Zeposia® (ozanimod)
New retrospective analyses from the ongoing Phase 3 DAYBREAK open-label extension (OLE) study of Zeposia in relapsing multiple sclerosis showed that more than 92% of participants who received Zeposia mounted a serological response following COVID-19 vaccination. Interim analyses of the ongoing Phase 3 DAYBREAK OLE study showed that 68% of participants were relapse-free at up to 74 months of treatment. Post hoc analyses of the Phase 3 SUNBEAM, RADIANCE and DAYBREAK OLE studies demonstrated that a greater proportion of patients treated with Zeposia versus interferon beta-1a had a lower annualized rate of brain volume loss.

*Announced in January 2023.

FULL YEAR FINANCIAL RESULTS
All comparisons are made versus the same period in 2021 unless otherwise stated.
•Bristol Myers Squibb posted revenues of $46.2 billion, consistent with the prior year, driven by in-line products (primarily Eliquis and Opdivo) and our new product portfolio (primarily Opdualag, Abecma and Reblozyl), offset by recent LOE products (primarily Revlimid) and foreign exchange. When adjusted for foreign exchange, revenues increased 3%. Our in-line products and new product portfolio increased 9% to $35.4 billion, or 13% when adjusted for foreign exchange.
•U.S. revenues increased 9% to $31.8 billion. International revenues decreased 17% to $14.3 billion. When adjusted for foreign exchange, international revenues decreased 8%, primarily due to lower demand for Revlimid as a result of generic erosion, partially offset by in-line products (primarily Opdivo) and our new product portfolio.
•Gross margin decreased from 78.6% to 78.0% and decreased from 79.9% to 78.8% on a non-GAAP basis primarily due to product mix, higher manufacturing costs, partially offset by foreign exchange.
•On a GAAP basis, marketing, selling and administrative expenses increased 2% to $7.8 billion. On a non-GAAP basis, marketing, selling and administrative expenses increased 1% to $7.7 billion.
•On a GAAP basis, research and development expenses decreased 7% to $9.5 billion primarily due to an IPRD impairment charge in 2021. On a non-GAAP basis, research and development expenses decreased 2% to $9.2 billion.
•Acquired IPRD expenses decreased from $1.2 billion to $815 million. Acquired IPRD in 2022 was primarily related to a buyout of a future royalty obligation related to mavacamten and upfront and milestone charges relating to Dragonfly licensing arrangement. Acquired IPRD in 2021 was primarily related to a collaboration agreement with Eisai and Agenus licensing transaction.
•Amortization of acquired intangible assets decreased 4% to $9.6 billion, due to a change in the expected expiration of the market exclusivity period for Pomalyst to the first quarter of 2026 and the expiration of Abraxane market exclusivity.
•The GAAP effective tax rate increased from 13.4% to 17.7% primarily due to an income tax benefit of $1.0 billion in 2021 related to internal transfers of certain intangible assets, partially offset by the release of income tax reserves and jurisdictional earnings mix. The non-GAAP effective tax rate decreased from 16.0% to 15.3% for the full year primarily due to the release of income tax reserves, partially offset by jurisdictional earnings mix.
•The company reported net earnings attributable to Bristol Myers Squibb of $6.3 billion, or $2.95 per share, compared to $7.0 billion, or $3.12 per share. In addition to the items discussed above, the net earnings include the impact of fair value adjustments on equity investments in both periods and contingent value rights in 2021.
•The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $16.5 billion, or $7.70 per share, compared to non-GAAP net earnings of $16.1 billion, or $7.16 per share. In addition to the items discussed above, the earnings per share results in 2022 include the impact of lower weighted-average common shares outstanding.

Beginning with the first quarter of 2022, significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights are no longer excluded from non-GAAP results. These R&D charges that were previously specified are now presented in a new financial statement line item labeled Acquired IPRD. GAAP and non-GAAP earnings per share include the net impact of Acquired IPRD charges and licensing income of ($0.01) per share in the fourth quarter for both periods. GAAP and non-GAAP earnings per share include the net impact of Acquired IPRD charges and licensing income of ($0.24) per share in full-year 2022 and ($0.40) per share in full-year 2021. For purposes of comparability, the non-GAAP financial results for the fourth quarter of 2021 have been updated to reflect this change. A discussion of the non-GAAP financial measures is included under the “Use of Non-GAAP Financial Information” section.

FULL YEAR PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
	Full Year Ended December 31, 2022	Full Year Ended December 31, 2021	% Change from Full Year Ended December 31, 2021	% Change from Full Year Ended December 31, 2021 (Excl. F/X Impact)***
In-Line Products
Eliquis	$11,789	$10,762	10%	14%
Opdivo	$8,249	$7,523	10%	14%
Pomalyst/Imnovid	$3,497	$3,332	5%	8%
Orencia	$3,464	$3,306	5%	8%
Sprycel	$2,165	$2,117	2%	6%
Yervoy	$2,131	$2,026	5%	10%
Empliciti	$296	$334	(11)%	(7)%
Mature and Other Products*	$1,749	$1,900	(8)%	(5)%
Total In-Line Products Revenues	$33,340	$31,300	7%	11%
New Product Portfolio
Reblozyl	$717	$551	30%	32%
Abecma	$388	$164	**	**
Opdualag	$252	—	N/A	N/A
Zeposia	$250	$134	87%	93%
Breyanzi	$182	$87	**	**
Onureg	$124	$73	70%	74%
Inrebic	$85	$74	15%	16%
Camzyos	$24	—	N/A	N/A
Sotyktu	$8	—	N/A	N/A
Total New Product Portfolio Revenues	$2,030	$1,083	87%	92%
Total In-Line Products and New Product Portfolio Revenues	$35,370	$32,383	9%	13%
Recent LOE Products
Revlimid	$9,978	$12,821	(22)%	(21)%
Abraxane	$811	$1,181	(31)%	(30)%
Total Recent LOE Products Revenues	$10,789	$14,002	(23)%	(22)%
Total Revenue	$46,159	$46,385	—	3%
*    Includes OTC products, royalty revenue and other mature products.
**    In excess of +100%.
*** See "Use of Non-GAAP Financial Information."

FULL YEAR REVENUE HIGHLIGHTS

In-Line Products
Revenues for in-line products were $33.3 billion compared to $31.3 billion, representing an increase of 7% or 11% when adjusted for foreign exchange. In-line products revenue was largely driven by:
•Eliquis revenues grew 10%, or 14% when adjusted for foreign exchange. U.S. revenues were $7.8 billion compared to $6.5 billion, representing an increase of 21% driven primarily by favorable gross to net adjustments and demand growth. International revenues were $4.0 billion compared to $4.3 billion, representing a decrease of 7% driven primarily by foreign exchange impacts and lower average net selling prices. When adjusted for foreign exchange impacts, Eliquis' international revenues increased 4%.
•Opdivo revenues increased 10%, or 14% when adjusted for foreign exchange. U.S. revenues were $4.8 billion compared to $4.2 billion, representing an increase of 15% driven by higher demand for our newer metastatic and adjuvant indications, partially offset by declining second-line eligibility across tumors and increased competition. International revenues were $3.4 billion compared to $3.3 billion, representing an increase of 3% driven by higher demand as a result of launches for additional indications and core indications, partially offset by foreign exchange impacts. When adjusted for foreign exchange impacts, Opdivo's international revenues increased 14%.

New Product Portfolio
•New product portfolio revenues grew to $2.0 billion compared to $1.1 billion, representing growth of 87% driven by the launch of Opdualag and higher demand for Abecma and Reblozyl. Excluding foreign exchange, new product portfolio revenues grew 92%.

Recent LOE Products
•Revlimid revenues declined by 22% primarily due to lower demand as a result of generic erosion.

Environmental, Social & Governance (ESG)

As a leading biopharma company, we understand our responsibility extends well beyond the discovery, development, and delivery of innovative medicines. Our evolving Environmental, Social, and Governance (ESG) strategy builds on a legacy of comprehensive and global sustainability efforts. To learn more about our priorities and goals, please visit our latest ESG report.

Financial Guidance
Bristol Myers Squibb provides its 2023 GAAP EPS guidance range of $4.03 - $4.33 and its non-GAAP EPS guidance range of $7.95 - $8.25. Key 2023 GAAP and non-GAAP line-item guidance assumptions are:
•Total revenues are expected to increase by approximately 2% at reported rates and approximately 2% excluding foreign exchange.
◦Revenues from Revlimid are expected to be approximately $6.5 billion.
•Gross margin is expected to be approximately 77% for GAAP and for non-GAAP.
•Operating expenses1 are expected to decrease by mid-single digits for GAAP and decrease by low single digits for non-GAAP.
•An effective tax rate of approximately 22% for GAAP and approximately 17% for non-GAAP.
1 Consists of MS&A and R&D, excluding Acquired IPRD and Amortization of acquired intangible assets.

The 2023 financial guidance excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified and impact of future Acquired IPRD charges. To the extent in the future we quantify the impact of significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights, we may update this information from time to time on our website www.bms.com, in the "Investors" section. GAAP and non-GAAP guidance assume current exchange rates. The 2023 non-GAAP EPS guidance is further explained under “Use of Non-GAAP Financial Information.” The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Conference Call Information
Bristol Myers Squibb will host a conference call today at 9:00 a.m. ET during which company executives will review financial results and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com.

Investors and the public can also access the live conference call by dialing in the U.S. toll free 888-300-3045 or international +1 646-568-1027, conference code: 3734085. Materials related to the call will be available at http://investor.bms.com prior to the start of the conference call.

A replay of the webcast will be available on http://investor.bms.com approximately three hours after the conference call concludes. A replay of the conference call will be available beginning at 11:30 a.m. ET on February 2 through 11:30 a.m. ET on February 16, 2023, by dialing in the U.S. toll free 800-770-2030 or international +1 647-362-9199, conference code: 3734085.

About Bristol Myers Squibb
Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

Use of Non-GAAP Financial Information
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company's baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. In addition, non-GAAP gross margin, which is gross profit excluding certain specified items, as a percentage of revenues, non-GAAP operating margin, which is gross profit less marketing, selling and administrative expense and research and development expense excluding certain specified items as a percentage of revenues, non-GAAP operating expenses, which is marketing, selling and administrative and research and development expenses excluding certain specified items, non-GAAP marketing, selling and administrative expenses, which is marketing, selling and administrative expense excluding certain specified items, and non-GAAP research and development expenses, which is research and development expenses excluding certain specified items, are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

This earnings release and the accompanying tables also provide certain revenues and expenses as well as non-GAAP measures excluding the impact of foreign exchange ("Ex-Fx"). We calculate foreign exchange impacts by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. Ex-Fx financial measures are not accounted for according to GAAP because they remove the effects of currency movements from GAAP results.

Non-GAAP financial measures such as non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets, including product rights that generate a significant portion of our ongoing revenue and will recur until the intangible assets are fully amortized, unwind of inventory purchase price adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, divestiture gains or losses, stock compensation resulting from acquisition-related equity awards, pension, legal and other contractual settlement charges, equity investment and contingent value rights fair value adjustments (including fair value adjustments attributed to limited partnership equity method investments) and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates.

Beginning with the first quarter of 2022, significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights are no longer excluded from our non-GAAP financial measures. We made these changes to our presentation of non-GAAP financial measures following comments from and discussions with the U.S. Securities and Exchange Commission. For purposes of comparability, the non-GAAP financial measures for the prior periods have been updated to reflect this change.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related financial measures presented in the press release that are prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of the non-GAAP financial measures to the most comparable GAAP measures are provided in the accompanying financial tables and will also be available on the company’s website at www.bms.com. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

Also note that a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses and non-GAAP tax rate is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not able to reliably predict the impact of the unwind of inventory purchase price adjustments, accelerated depreciation and impairment of property, plant and equipment and intangible assets, and stock compensation resulting from acquisition-related equity awards, or currency exchange rates beyond the next twelve months. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the Company’s 2023 financial guidance, plans and strategy, including its business development and capital allocation strategy, anticipated developments in the company’s pipeline and expectations with respect to the company’s future market position. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. No forward-looking statement can be guaranteed and there is no assurance that the company will achieve its financial guidance and long-term targets, that the company’s future clinical studies will support the data described in this release, that the company’s product candidates will receive necessary clinical and manufacturing regulatory approvals, that the company’s pipeline products will prove to be commercially successful, that clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes, or that contractual milestones will be achieved.

Forward-looking statements are based on current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to: increasing pricing pressures from market access, pharmaceutical pricing controls and discounting; market actions taken by private and government payers to manage drug utilization and contain costs; the company’s ability to retain patent exclusivity of certain products; regulatory changes that result in lower prices, lower reimbursement rates and smaller populations for whom payers will reimburse; changes under the 340B Drug Pricing Program; the company’s ability to obtain and maintain regulatory approval for its product candidates; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the possibility of difficulties and delays in product introduction and commercialization; increasing industry competition; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; failure to complete, or delays in completing, collaborations, acquisitions, divestitures, alliances and other portfolio actions and the failure to achieve anticipated benefits from such transactions and actions; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions or investigations; the impact of any healthcare reform and legislation or regulatory action in the United States and international markets; increasing market penetration of lower-priced generic products; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; the impact of counterfeit or unregistered versions of the company’s products and from stolen products; product label changes or other measures that could reduce the product's market acceptance for the company's products and result in declining sales; safety or efficacy concerns regarding the company’s products or any product in the same class as the company’s products; the risk of cyber-attacks on the company’s information systems or products and unauthorized disclosure of trade secrets or other confidential data; the company’s ability to execute its financial, strategic and operational plans; the company’s dependency on several key products; any decline in the company’s future royalty streams; the company’s ability to attract and retain key personnel; the impact of the company’s significant indebtedness; political and financial instability of international economies and sovereign risk including as a result of the Russian Federation-Ukraine conflict; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; risks relating to the use of social media platforms; the impact of our exclusive forum provision in our by-laws for certain lawsuits on our stockholders’ ability to obtain a judicial forum that it finds favorable for such lawsuits; issuance of new or revised accounting standards; and risks relating to public health outbreaks, epidemics and pandemics, including the impact of the COVID-19 pandemic on the company’s operations.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED DECEMBER 31, 2022 AND 2021
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(c)
	2022	2021	% Change	2022	2021	% Change
In-Line Products
Eliquis	$2,688	$2,671	1%	$1,718	$1,496	15%
Opdivo	2,216	1,988	11%	1,265	1,120	13%
Pomalyst/Imnovid	877	854	3%	625	584	7%
Orencia	913	864	6%	710	637	11%
Sprycel	578	555	4%	418	351	19%
Yervoy	568	545	4%	345	330	5%
Empliciti	71	81	(12)%	44	50	(12)%
Mature and other products(a)	411	441	(7)%	141	146	(3)%
Total In-Line Products	8,322	7,999	4%	5,266	4,714	12%
New Product Portfolio
Reblozyl	199	151	32%	157	130	21%
Abecma	125	69	81%	94	67	40%
Opdualag	104	—	N/A	104	—	N/A
Zeposia	79	48	65%	58	34	71%
Breyanzi	55	40	38%	42	38	11%
Onureg	37	25	48%	27	22	23%
Inrebic	23	20	15%	17	17	—
Camzyos	16	—	N/A	16	—	N/A
Sotyktu	7	—	N/A	7	—	N/A
Total New Product Portfolio	645	353	83%	522	308	69%
Total In-Line and New Product Portfolio	8,967	8,352	7%	5,788	5,022	15%
Recent LOE Products(b)
Revlimid	2,260	3,328	(32)%	2,021	2,270	(11)%
Abraxane	179	305	(41)%	116	228	(49)%
Total Recent LOE Products	2,439	3,633	(33)%	2,137	2,498	(14)%

Total Revenues	$11,406	$11,985	(5)%	$7,925	$7,520	5%
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products include products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2022 AND 2021
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(c)
	2022	2021	% Change	2022	2021	% Change
In-Line Products
Eliquis	$11,789	$10,762	10%	$7,786	$6,456	21%
Opdivo	8,249	7,523	10%	4,812	4,202	15%
Pomalyst/Imnovid	3,497	3,332	5%	2,438	2,249	8%
Orencia	3,464	3,306	5%	2,638	2,410	9%
Sprycel	2,165	2,117	2%	1,497	1,297	15%
Yervoy	2,131	2,026	5%	1,304	1,265	3%
Empliciti	296	334	(11)%	185	200	(8)%
Mature and other products(a)	1,749	1,900	(8)%	565	580	(3)%
Total In-Line Products	33,340	31,300	7%	21,225	18,659	14%
New Product Portfolio
Reblozyl	717	551	30%	591	485	22%
Abecma	388	164	**	297	158	88%
Opdualag	252	—	N/A	252	—	N/A
Zeposia	250	134	87%	177	99	79%
Breyanzi	182	87	**	151	84	80%
Onureg	124	73	70%	95	69	38%
Inrebic	85	74	15%	69	67	3%
Camzyos	24	—	N/A	24	—	N/A
Sotyktu	8	—	N/A	8	—	N/A
Total New Product Portfolio	2,030	1,083	87%	1,664	962	73%
Total In-Line and New Product Portfolio	35,370	32,383	9%	22,889	19,621	17%
Recent LOE Products(b)
Revlimid	9,978	12,821	(22)%	8,359	8,695	(4)%
Abraxane	811	1,181	(31)%	580	898	(35)%
Total Recent LOE Products	10,789	14,002	(23)%	8,939	9,593	(7)%

Total Revenues	$46,159	$46,385	—	$31,828	$29,214	9%
**    In excess of +/- 100%
(a)    Includes OTC products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2022 AND 2021
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net product sales	$11,065	$11,609	$44,671	$45,055
Alliance and other revenues	341	376	1,488	1,330
Total Revenues	11,406	11,985	46,159	46,385

Cost of products sold(a)	2,593	2,356	10,137	9,940
Marketing, selling and administrative	2,266	2,354	7,814	7,690
Research and development(b)	2,510	2,518	9,509	10,195
Acquired IPRD(b)	52	89	815	1,159
Amortization of acquired intangible assets	2,343	2,417	9,595	10,023
Other (income)/expense, net	(217)	393	576	(720)
Total Expenses	9,547	10,127	38,446	38,287

Earnings Before Income Taxes	1,859	1,858	7,713	8,098
(Benefit)/Provision for Income Taxes	(166)	(514)	1,368	1,084
Net Earnings	2,025	2,372	6,345	7,014
Noncontrolling Interest	3	—	18	20
Net Earnings Attributable to BMS	$2,022	$2,372	$6,327	$6,994

Weighted-Average Common Shares Outstanding:
Basic	2,108	2,202	2,130	2,221
Diluted	2,124	2,219	2,146	2,245

Earnings per Common Share:
Basic	$0.96	$1.08	$2.97	$3.15
Diluted	0.95	1.07	2.95	3.12

Other (income)/expense, net
Interest expense(c)	$294	$323	$1,232	$1,334
Royalties and licensing income	(316)	(317)	(1,283)	(1,067)
Royalty income - divestitures	(235)	(219)	(832)	(666)
Equity investment (income)/losses	(165)	469	801	(745)
Integration expenses	97	130	440	564
Loss on debt redemption	—	—	266	281
Divestiture gains	—	—	(211)	(9)
Litigation and other settlements	146	33	178	82
Investment income	(82)	(6)	(171)	(39)
Provision for restructuring	15	19	75	169
Contingent consideration	(10)	(32)	(9)	(542)
Other	39	(7)	90	(82)
Other (income)/expense, net	$(217)	$393	$576	$(720)
(a)    Excludes amortization of acquired intangible assets.
(b)    Research and development charges resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights have been reclassified to the Acquired IPRD line item beginning with the first quarter of 2022. Prior period results have been revised for comparability.
(c)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2022 AND 2021
(Unaudited, dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021(a)	2022	2021(a)
Inventory purchase price accounting adjustments	$53	$—	$293	$264
Intangible asset impairment	—	—	—	315
Site exit and other costs	20	—	63	24
Cost of products sold	73	—	356	603

Employee compensation charges	—	—	73	1
Site exit and other costs	—	2	6	2
Marketing, selling and administrative	—	2	79	3

IPRD impairments	—	—	98	840
Inventory purchase price accounting adjustments	—	—	130	1
Employee compensation charges	—	—	80	1
Site exit and other costs	—	—	—	1
Research and development	—	—	308	843

Amortization of acquired intangible assets	2,343	2,417	9,595	10,023

Interest expense(b)	(17)	(29)	(83)	(120)
Equity investment losses/(income)	(163)	469	799	(758)
Integration expenses	97	130	440	564
Loss on debt redemption	—	—	266	281
Divestiture gains	—	—	(211)	(9)
Litigation and other settlements	144	—	140	—
Provision for restructuring	15	19	75	169
Contingent consideration	—	(32)	—	(542)
Other	1	—	71	—
Other (income)/expense, net	77	557	1,497	(415)

Increase to pretax income	2,493	2,976	11,835	11,057

Income taxes on items above	(345)	(261)	(1,332)	(993)
Income tax reserve release attributed to Mead Johnson	(225)	—	(225)	—
Income taxes attributed to internal transfers of intangible assets	(72)	(983)	(72)	(983)
Income taxes	(642)	(1,244)	(1,629)	(1,976)

Increase to net earnings	$1,851	$1,732	$10,206	$9,081
(a)    Revised to exclude significant R&D charges or other income resulting from upfront and contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights (including related income tax impacts).
(b)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2022 AND 2021
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31, 2022			Twelve Months Ended December 31, 2022
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$8,813	$73	$8,886	$36,022	$356	$36,378
Marketing, selling and administrative	2,266	—	2,266	7,814	(79)	7,735
Research and development	2,510	—	2,510	9,509	(308)	9,201
Amortization of acquired intangible assets	2,343	(2,343)	—	9,595	(9,595)	—
Other (income)/expense, net	(217)	(77)	(294)	576	(1,497)	(921)
Earnings Before Income Taxes	1,859	2,493	4,352	7,713	11,835	19,548
(Benefit)/Provision for Income Taxes	(166)	642	476	1,368	1,629	2,997
Net Earnings Attributable to BMS used for Diluted EPS Calculation	$2,022	$1,851	$3,873	$6,327	$10,206	$16,533

Weighted-Average Common Shares Outstanding - Diluted	2,124	2,124	2,124	2,146	2,146	2,146
Diluted Earnings Per Share	$0.95	$0.87	$1.82	$2.95	$4.75	$7.70

Effective Tax Rate	(8.9)%	19.8%	10.9%	17.7%	(2.4)%	15.3%

	Three Months Ended December 31, 2021			Twelve Months Ended December 31, 2021
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$9,629	$—	$9,629	$36,445	$603	$37,048
Marketing, selling and administrative	2,354	(2)	2,352	7,690	(3)	7,687
Research and development	2,518	—	2,518	10,195	(843)	9,352
Amortization of acquired intangible assets	2,417	(2,417)	—	10,023	(10,023)	—
Other (income)/expense, net	393	(557)	(164)	(720)	415	(305)
Earnings Before Income Taxes	1,858	2,976	4,834	8,098	11,057	19,155
(Benefit)/Provision for Income Taxes	(514)	1,244	730	1,084	1,976	3,060
Net Earnings Attributable to BMS used for Diluted EPS Calculation	$2,372	$1,732	$4,104	$6,994	$9,081	$16,075

Weighted-Average Common Shares Outstanding - Diluted	2,219	2,219	2,219	2,245	2,245	2,245
Diluted Earnings Per Share	$1.07	$0.77	$1.84	$3.12	$4.04	$7.16

Effective Tax Rate	(27.7)%	42.8%	15.1%	13.4%	2.6%	16.0%
(a)    Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF DECEMBER 31, 2022 AND DECEMBER 31, 2021
(Unaudited, dollars in millions)

	December 31, 2022	December 31, 2021
Cash and cash equivalents	$9,123	$13,979
Marketable debt securities	130	2,987
Cash, cash equivalents and marketable debt securities	9,253	16,966
Short-term debt obligations	(4,264)	(4,948)
Long-term debt	(35,056)	(39,605)
Net debt position	$(30,067)	$(27,587)

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